Filed Pursuant to Rule 433
Registration No. 333-132936-14

CREDIT SUISSE
Accelerated Return Equity Securities (ARES)
Linked to the S&P 500 Index
$1,000,000

Issuer:	Credit Suisse, acting through its Nassau Branch (S&P AA- / Moody’s Aa1)

Principal Amount:	USD $1,000,000

Reference Asset:	Reference Index	Initial Level

	S&P 500 Index	968.75

Trade Date:	October 31, 2008

Issue Date:	November 5, 2008

Valuation Date:	December 1, 2009, subject to postponement if a market disruption event occurs on that date.

Maturity Date:	December 4, 2009, subject to postponement if a market disruption event exists on the Valuation Date.

Offering Price:	$1,000 per security (100%)

Initial Level:	968.75

Final Level:	The closing level of the Reference Index on the Valuation Date

Fixed Payment Percentage:	27%

Index Return:	If the Final Level is greater than or equal to the Initial Level, then the Index Return will equal the Fixed Payment Percentage.

If the Final Level is less than the Initial Level, then the Index Return will equal:

Final Level – Initial Level Initial Level

Redemption Amount at Maturity:
For each $1,000 principal amount of securities, on the Maturity Date, a holder will receive an amount in cash equal to the principal amount of securities held multiplied by the sum of (1+ Index Return)

Calculation Agent:	Credit Suisse International

Underwriter:	Credit Suisse Securities (USA) LLC

Discounts and Commissions:	$10.00 per $1,000 principal amount of securities (1.00%)

Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples thereof.

Listing:	None.

CUSIP/ISIN:	22546EDM3

October 31, 2008

Credit Suisse has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.